Exhibit 2.1
SHARE PURCHASE AGREEMENT
By and Among
7098081 Canada Inc.
Wi-Sys Communications Inc.
and
Gyles and Linda Panther
Acknowledged and accepted by PCTEL, Inc.

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Offer Letter and Proprietary Inventions Agreement

Exhibit B	Form of Legal Opinion of Counsel to the Company

Exhibit C	Form of Release and Indemnity

Exhibit D	Alternate Form of Release and Indemnity

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SHARE PURCHASE AGREEMENT
          This SHARE PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of January 5, 2008 by and among 7098081 Canada Inc., incorporated under the Canada Business Corporations Act (“Acquireco”); Wi-Sys Communications Inc., incorporated under the Canada Business Corporations Act (the “Company”); and Gyles Panther and Linda Panther (each a “Shareholder” and collectively, the “Shareholders”); and is acknowledged and agreed to by PCTEL, Inc.
RECITALS
          A. The Boards of Directors of each of the Company and Acquireco believe it to be in the best interests of each such company and each such company’s respective shareholders that Acquireco acquire all of the outstanding shares of the Company, all of which is held by the Shareholders (the “Share Purchase”) and, in furtherance thereof, have approved the Share Purchase and the other transactions contemplated hereby.
          B. The Shareholders desire to sell all of the issued and outstanding shares of the Company owned or held of record by them to Acquireco, all upon the terms and subject to the conditions set forth herein.
          C. A portion of the consideration otherwise payable by Acquireco to the Shareholders in connection with the Share Purchase shall be placed in escrow by Acquireco, the release of which amount shall be contingent upon certain events and conditions, all as set forth in Article VIII hereof.
          D. The Company and the Shareholders, on the one hand, and Acquireco, on the other hand, desire to make certain representations, warranties, covenants, and other agreements in connection with the Share Purchase.
AGREEMENT
          NOW, THEREFORE, in consideration of the mutual agreements, covenants, and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
          1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
          “Acquireco” has the meaning set forth in the introductory paragraph;

          “Affiliate” shall mean, as to any specified person, any other person that controls, is controlled by or is under common control with such specified person, but only so long as such control exists. For purposes of this definition, “control” shall mean direct or indirect ownership of more than fifty percent (50%) of the shares of a person that is a corporation entitled to vote in the election of directors (or, in the case of a person that is not a corporation, for the election of the corresponding managing authority).
          “Agent Indemnification Expenses” shall mean any expenses arising from the indemnification of the Escrow Agent pursuant to the Escrow Agreement;
          “Agent Interpleader Expenses” shall mean all costs, expenses, charges, and reasonable attorney fees incurred by the Escrow Agent due to an interpleader action under the Escrow Agreement which expenses shall be shared equally between Acquireco and the Shareholders;
          “Agreed-Upon Loss” has the meaning set forth in Section 8.3(g)(v);
          “Agreement” has the meaning set forth in the introductory paragraph;
          “Business Facility” shall mean any property including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled or leased by the Company in connection with the operation of its business on or prior to the Closing.
          “CRA” shall mean the Canada Revenue Agency;
          “Charter Documents” shall mean the Articles of Incorporation and the Bylaws of the Company;
          “Closing” has the meaning set forth in Section 2.2;
          “Closing Balance Sheet” shall mean the estimated balance sheet of the Company that has been prepared in accordance with GAAP (except that the Closing Balance Sheet may omit footnotes and other presentation items that may be required by GAAP) consistently applied on a basis consistent with the Company Financials and that fairly presents an estimate by the Shareholders in good faith based on reasonable assumptions as of December 31, 2008, after giving effect to the Closing;
          “Closing Date” has the meaning set forth in Section 2.2;
          “Company” has the meaning set forth in the introductory paragraph;
          “Company Authorizations” has the meaning set forth in Section 3.19;
          “Company Balance Sheet” shall mean the Company’s unaudited balance sheet as of September 30, 2008;

          “Company Common Shares” shall mean Class A common shares of the Company;
          “Company Customer Information” shall mean all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to the current and former customers of the Company, in each case as prepared or maintained by the Company, including Employees or other agents of the Company;
          “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for deferred compensation, bonus compensation, incentive or other compensation, severance, termination pay, performance awards, shares or share-related awards, share option or purchase, pension or supplemental pension, retirement compensation, group registered retirement savings, hospitalization or other medical benefit, life or other insurance, vision, dental, drug, sick leave, disability, salary continuation, and any other similar plan, program or arrangement, fringe benefits or other employee benefits or remuneration of any kind, whether such plan, program or arrangement is written or unwritten, funded or unfunded, which is or has been maintained, contributed to, or required to be contributed to, by the Company for the benefit of any Employee, or with respect to which the Company, or any Affiliate of Company, has or may have any liability or obligation to any Employee;
          “Company Environmental Liabilities” shall mean any liability, obligation, judgment, penalty, fine, cost or expense, of any kind or nature, or the duty to indemnify, defend or reimburse any individual or entity with respect to: (i) any Pre-Existing Contamination; (ii) the migration, release, escape or other discharge at any time prior to or after the Closing Date of Pre-Existing Contamination to any other real or personal property, or the soil, groundwater, surface water, air or building materials thereof; (iii) any Pre-Closing Hazardous Materials Activities; (iv) the exposure of any person to Pre-Existing Contamination or to Hazardous Materials in the course of or as a consequence of any Pre-Closing Hazardous Materials Activities, without regard to whether any health effect of the exposure has been manifested as of the Closing Date; (v) the violation of any Environmental Laws by the Company or its agents, employees, predecessors in interest, contractors, invitees or licensees prior to the Closing Date or in connection with any Pre-Closing Hazardous Materials Activities prior to the Closing Date; (vi) any actions or proceedings brought or threatened by any third party with respect to any of the foregoing; and (viii) any of the foregoing to the extent they continue after the Closing Date.
          “Company Financials” shall mean the Company Year-End Financials and the Company Interim Financials;
          “Company Intellectual Property” shall mean any Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to the Company, including Company Registered Intellectual Property (all of which shall be identified on Schedule 3.14(a);
          “Company Interim Financials” shall mean the Company’s unaudited balance sheet as of September 30, 2008 and the related unaudited statements of income and cash flow for the three-month period ended September 30, 2008;

          “Company Product” has the meaning set forth in Section 3.15;
          “Company Registered Intellectual Property” shall mean all Registered Intellectual Property registered, filed, applied for, certified or otherwise perfected, issued or recorded with or by any state, government or other public legal authority, in the name of the Company;
          “Company Sites” has the meaning set forth in Section 3.14(t);
          “Company Year-End Financials” shall mean the Company’s reviewed consolidated balance sheets as of June 30, 2007 and June 30, 2008 and the related reviewed consolidated statements of income and cash-flows for the respective twelve-month periods then ended;
          “Conflict” has the meaning set forth in Section 3.5;
          “Contingent Closing Payments” has the meaning set forth in Section 3.24;
          “Contract” has the meaning set forth in Section 3.16;
          “Deductible Amount” has the meaning set forth in Section 8.3(b);
          “Disclosure Schedule” has the meaning set forth in Article III;
          “Disposal Site” shall mean a landfill, disposal site, disposal agent, waste hauler or recycler of Hazardous Materials, or any real property other than a Business Facility receiving Hazardous Materials used or generated by a Business Facility.
          “Employee” shall mean any current or former or retired employee, consultant or director of the Company;
          “Employee Agreement” shall mean each management, employment, severance, change of control, retention, bonus, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract (including, without limitation, any offer letter) or understanding between the Company or any Affiliate of Company and any Employee;
          “Employment Documents” shall mean the Offer Letter and Proprietary Inventions and Information Agreement substantially in the form attached hereto as Exhibit A;
          “Environmental Laws” shall mean all applicable laws (including common laws), directives, guidance, rules, ordinances, municipal by-laws, policies, practices, standards, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Entity in respect of the natural environment, public or occupational health or safety, and the manufacture, importation, handling, transportation, storage disposal and treatment, or any other prohibition, regulation or control, of any Hazardous Material or any Hazardous Material Activity;
          “Environmental Permits” has the meaning set forth in Section 3.23(c);

          “Equipment” has the meaning set forth in Section 3.12(d);
          “Escrow Agent” shall mean Blake, Cassels & Graydon LLP, or another institution acceptable to Acquireco and the Shareholders;
          “Escrow Agreement” shall mean the escrow agreement entered into as of the Closing Date by and among the Escrow Agent, Acquireco, Gyles Panther and Linda Panther;
          “Escrow Amount” shall mean an amount of cash equal to US$210,000 all converted into Canadian Dollars at the rate set by the transmitting bank as the conversion rate of United States Dollars to Canadian Dollars on January 2, 2009 at the time of transmission;
          “Escrow Fund” has the meaning set forth in Section 8.3(a);
          “Escrow Period” has the meaning set forth in Section 8.3(c);
          “Excess Assets” has the meaning set forth in Section 8.6;
          “Excess Liabilities” has the meaning set forth in Section 8.6;
          “GAAP” shall mean Canadian generally accepted accounting principles;
          “Governmental Entity” has the meaning set forth in Section 3.6;
          “Hazardous Material” has the meaning set forth in Section 3.23(a);
          “Hazardous Materials Activities” has the meaning set forth in Section 3.23(b);
          “Indemnified Parties” has the meaning set forth in Section 8.2;
          “Individuals” has the meaning set forth in Section 3.14(t);
          “Intellectual Property” shall mean any or all of the following and all rights therein, arising therefrom, or associated therewith: (i) all Canadian, United States and foreign patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not, reduced to practice or made subject of a pending patent application), invention disclosures, and improvements; (iii) Trade Secrets; (iv) all works of authorship, copyrights (registered or otherwise), mask works, copyright and maskwork registrations and applications therefor and all other rights corresponding thereto throughout the world, including “moral” rights and all rights therein provided by international treaties or conventions; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, trademarks and service marks, whether or not registered, including all common law rights, and trademark and service mark registrations and applications, including but not limited to all marks registered in the PTO, the Trademark Offices of the States and Territories of the United States of America and Canada, and the Trademark Offices or offices of public record of other nations throughout the world, and all rights therein provided by international treaties or conventions; (vii) all databases and data collections (including knowledge databases, customer lists and customer databases); (vii) all rights to Uniform Resource Locators, Web site addresses, sites and domain names and all rights therein throughout the world; (ix) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; (x) any similar, corresponding or equivalent rights to any of the foregoing; and (xi) all documentation related to any of the foregoing, including all contracts, licenses and other agreements to which the Company is a party or by which it is bound either as licensee or licensor relating to any item and intellectual property described in clauses (i) through (x) above;
          “Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with any Intellectual Property;
          “Leased Real Property” has the meaning set forth in Section 3.12;
          “Liens” has the meaning set forth in Section 3.10(b)(vii);
          “Loss” and “Losses” have the meanings set forth in Section 8.2;
          “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance, or effect, individually or when aggregated with other such changes, events, violations, inaccuracies, circumstances, or effects, that is materially adverse to the business, assets (whether tangible or intangible), liabilities, financial condition, or results of operations of such entity and its subsidiaries taken as a whole;
          “Net Total Consideration” means the Total Consideration less the total amounts paid (or to be paid) as Third Party Payments and Contingent Closing Payments;
          “Objection Notice” has the meaning set forth in Section 8.3(f)(i);
          “Officer’s Certificate” has the meaning set forth in Section 8.3(b);
          “Open Source Materials” has the meaning set forth in Section 3.14(s);
          “Owned Real Property” has the meaning set forth in Section 3.12;
          “Pre-Closing Hazardous Materials Activities” shall mean any Hazardous Materials Activity conducted on any Business Facility prior to the Closing or otherwise occurring prior to the Closing in connection with or to benefit the business of the Company, including in, on or under any personal property owned or leased by the Company;
          “Pre-Existing Contamination” shall mean the presence on or before the Closing of any Hazardous Materials in the soil, groundwater, surface water, air or building materials of any Business Facility or in, on or under any personal property owned or leased by the Company;

          “Prior Shareholders” shall mean each of the holders of shares of the Company at any time during December 2008.
          “Privacy Statements” has the meaning set forth in Section 3.14(t);
          “Pro Rata Portion” shall mean, with respect to each Shareholder, an amount equal to the quotient obtained by dividing the number of Company Common Shares owned by such Shareholder at the Closing by the Total Outstanding Shares;
          “PTO” shall mean the Canadian Intellectual Property Office and the United States Patent and Trademark Office, as applicable;
          “Real Property” has the meaning set forth in Section 3.12;
          “Real Property Agreements” has the meaning set forth in Section 3.12;
          “Registered Intellectual Property” shall mean Intellectual Property and Intellectual Property Rights that have been registered, filed, applied for, certified or otherwise perfected, issued or recorded with or by any state, government or other public legal authority;
          “Related Agreements” has the meaning set forth in Section 3.4;
          “Returns” has the meaning set forth in Section 3.10(b)(i);
          “Share Purchase” has the meaning set forth in the recitals hereto;
          “Shareholder” and “Shareholders” shall have the meaning set forth in the introductory paragraph to this Agreement;
          “Spreadsheet” has the meeting set forth in Section 7.1(h);
          “Stock Option Plan” has the meaning set forth in Section 3.2(b).
          “Survival Date” has the meaning set forth in Section 8.1;
          “Stub Period Returns” has the meaning set forth in Section 6.6;
          “Tax” and “Taxes” have the meanings set forth in Section 3.10;
          “Tax Act” shall mean the Income Tax Act (Canada), as amended;
          “Third Party Claim” has the meaning set forth in Section 8.3(h);
          “Third Party Expenses” has the meaning set forth in Section 6.5;
          “Third Party Payments” has the meaning set forth in Section 7.1(h);

          “Total Consideration” shall mean an amount equal to US$2,100,000.00;
          “Total Outstanding Shares” shall mean 4,082,143 Company Common Shares, subject to the accuracy of the representations and warranties set forth in Section 3.2(a);
          “Trade Secrets” shall mean trade secrets, confidential or proprietary information, know-how, processes, technology, technical data, and customer lists, and all documentation relating to any of the foregoing.
ARTICLE II
THE SHARE PURCHASE
          2.1 The Share Purchase. At the Closing, and upon the terms and subject to the conditions of this Agreement, Acquireco shall purchase from the Shareholders, and each Shareholder shall sell, convey, transfer, assign, and deliver to Acquireco, free and clear of all liens, encumbrances, or other defects of title, all of the issued and outstanding Company Common Shares beneficially owned or held of record by each such Shareholder at the Closing such that immediately after the Closing, Acquireco shall be the sole record and beneficial owner of all outstanding shares and rights to acquire the Company’s common shares.
          2.2 Closing Time and Place. The closing of the Share Purchase (the “Closing”) shall take place at the offices of Blake, Cassels & Graydon at 45 O’Connor Street, Suite 2000, World Exchange Plaza, Ottawa ON K1P 1A4, Canada. The date upon which the Closing occurs is referred to herein as the “Closing Date.”
          2.3 Consideration.
(a)	Based on the Spreadsheet:
          (i) Purchase Price; Closing Payment. The aggregate purchase price to be paid by Acquireco to the Shareholders for the Company Common Shares shall be an amount equal to the Total Consideration less the aggregate amount of the Contingent Closing Payments, subject to adjustment pursuant to Section 8.6, all converted into Canadian Dollars at the rate set by the transmitting bank as the conversion rate of United States Dollars to Canadian Dollars on January 2, 2009 at the time of transmission. At the Closing, each Shareholder shall receive such Shareholder’s Pro Rata Portion of the Net Total Consideration less such Shareholder’s Pro Rata Portion of the Escrow Amount; and
          (ii) Escrow Amount. Acquireco will deposit with the Escrow Agent the Escrow Amount in accordance with the terms and conditions of the Escrow Agreement.
(b)	Acquireco agrees that each employee of the Company listed on Schedule 3.25 may continue as an employee of the Company for a period of six (6) calendar months after the Closing Date, except in the event of a termination for cause, on terms and conditions set out in the Employment Documents. It is agreed that in the 2009 calendar year, Mr. Gyles Panther and Mr. Robert Dumont will participate in PCTEL, Inc.’s Short Term Incentive Plan as defined and approved by the Board of Directors of PCTEL, Inc. at its first 2009 quarterly meeting.
          2.4 Shareholder Waivers
          . Each Shareholder hereby waives and releases any and all rights, claims, and causes of action that may be asserted against the Company in respect of its ownership of any securities of the Company and any and all agreements related to its interest as a securityholder of the Company between such Shareholder and the Company, which agreements shall terminate effective as of the date hereof.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
AND THE SHAREHOLDERS
          The Company and each of the Shareholders hereby jointly and severally represent and warrant to Acquireco, subject to such exceptions as are specifically disclosed in the disclosure schedules supplied by the Company and the Shareholders to Acquireco and dated as of the date hereof (the “Disclosure Schedule”), on the date hereof, as follows below. The Disclosure Schedule shall be deemed to qualify and to be a part of the representations and warranties in this Article III, shall be arranged in sections corresponding to the numbered sections of this Article III, and each disclosure item in the Disclosure Schedule shall reference the specific section and paragraph numbers of this Agreement to which such disclosure applies.
          3.1 Organization of the Company. The Company is a corporation duly incorporated, organized and subsisting under the laws of Canada. The Company has the corporate power to own, lease, and operate its properties and to carry on its business as now being conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which it carries on business. The Company has delivered to counsel for Acquireco true and correct copies of its Charter Documents. Schedule 3.1 lists the director and officer of the Company immediately prior to the Closing. Except as provided in the Charter Documents, the operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. The Company has no employees or facilities or otherwise carries on business in any Canadian province other than Ontario or in any foreign jurisdiction.
          3.2 Company Capital Structure.
               (a) The authorized capital of the Company consists of an unlimited number of Company Common Shares. As of the date of this Agreement, the Company has issued and outstanding 4,082,143 Company Common Shares and no Class B common shares. As of the date hereof and immediately prior to Closing, the capitalization of the Company is as set forth on Schedule 3.2(a). All outstanding Company Common Shares are held by the Shareholders with the domicile addresses as set forth on Schedule 3.2(a). All outstanding Company Common Shares are duly authorized, validly issued, fully paid, and non-assessable and not subject to any pre-emptive rights created by statute, the Charter Documents, or any agreement to which the Company or any Shareholder is a party or by which the Company or any Shareholder is bound. All outstanding Company Common Shares have been issued in compliance with all applicable statutes, laws, rules, and regulations, including federal and provincial laws. No Company Common Shares are subject to a right of repurchase or other condition of forfeiture. The Company has not, and will not have, suffered or incurred any liability (contingent or otherwise) or claim, loss, liability, damage, deficiency, cost, or expense relating to or arising out of the issuance or repurchase of any Company Common Shares, or out of any agreements or arrangements relating thereto. There are no declared or accrued but unpaid dividends with respect to any Company Common Shares. There are no rights, subscriptions, warrants, options, conversion rights, calls, commitments or plans or agreements of any kind outstanding which would enable any individual or entity to purchase or otherwise acquire any shares or other securities of the Company. No vesting provisions applicable to any Company Common Shares, or to any rights to purchase (whether from the Company or any Shareholder) any Company Common Shares, will accelerate as a result of the Share Purchase.
               (b) The Company has delivered to Acquireco a true and complete copy of its Employee Stock Option Plan dated 6 January 2003 (the “Stock Option Plan”). Schedule 3.2(b) sets forth other agreements, whether formal or informal, to provide for equity compensation to any person. The Stock Option Plan and any agreements for equity compensation have been terminated in accordance with their terms effective immediately prior to the Closing.
               (c) The Company has no unsatisfied commitment or obligation of any character, either firm or conditional, written or oral, to issue, deliver or sell, or repurchase or redeem, or cause to be issued, delivered, sold, repurchased, or redeemed, under offers, stock option agreements, share bonus agreements, share purchase plans, incentive compensation plans, warrants, calls, conversion rights, or otherwise, any common shares or other securities of the Company. There are no voting trusts, proxies, or other agreements or understandings to which the Company is a party with respect to the Company Common Shares. There are no (and have never been any) outstanding or authorized share appreciation, phantom shares, profit participation, or other similar rights with respect to the Company. Following the Closing, there will be no outstanding or authorized share appreciation, phantom shares, profit participation, or other similar right with respect to the Company.
               (d) At or before the Closing, any information rights, voting rights, rights of co-sale, rights to maintain equity percentage, rights of first refusal, and the like that may exist for the benefit of any such holder or prospective holder shall have been terminated.

          3.3 Subsidiaries, Joint Ventures, Etc. The Company does not have, and has never had, any subsidiary or affiliated company and does not otherwise own, and has never otherwise owned, any equity, debt, or other ownership interest in, and does not control and has never controlled, directly or indirectly, any other corporation, partnership, limited liability company, joint venture, business trust or association, or other entity.
          3.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and any related agreements to which it is a party (“Related Agreements”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. The sole member of the Company’s Board of Directors has approved the Share Purchase and this Agreement. This Agreement and the Related Agreements have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable in accordance with their terms.
          3.5 No Conflict. The execution and delivery of this Agreement and any Related Agreement by the Company do not, and the consummation of the transactions contemplated hereby does not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the Charter Documents; (b) any mortgage, indenture, lease, contract, or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to the Company or its properties or assets (whether tangible or intangible); (c) any judgment, order, or decree applicable to the Company or its properties or assets (whether tangible or intangible); or (d) any statute, law, ordinance, rule, or regulation applicable to the Company or its properties or assets.
          3.6 Consents. No consent, notice, waiver, approval, order, or authorization of, or registration, declaration, or filing with, any court, administrative agency, or commission or other federal, provincial, local, or foreign governmental authority, instrumentality, agency, or commission (“Governmental Entity”) or any third party, including a party to any agreement with the Company (so as not to trigger any Conflict) is required by or with respect to the Company or any Shareholder in connection with the execution and delivery of this Agreement, the Related Agreements, or the consummation of the transactions contemplated hereby or thereby, except for such other consents, waivers, authorizations, filings, approvals, and registrations as are set forth on Schedule 3.6.
          3.7 Company Financial Statements. Schedule 3.7 sets forth true and correct copies of the Company Financials. The Company Financials are complete and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, and consistent with each other, except for the absence of footnotes in the case of the Company Interim Financials. The Company Financials present fairly the financial condition and operating results of the Company as of the respective dates and for the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which will not in any event be material in amount or significance in any individual case or in the aggregate.

          3.8 No Undisclosed Liabilities; Liability Schedule.
               (a) The Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty, or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured, or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), except (i) liabilities provided for in the Company Balance Sheet, (ii) liabilities incurred since June 30, 2008 in the ordinary and usual course of business, consistent with past practice, none of which is material, and (iii) liabilities identified on Schedule 3.8.
               (b) Schedule 3.8 separately identifies any liability, indebtedness, obligation, expense, claim, deficiency, guarantee, or endorsement of the Company of any type, whether accrued, absolute, contingent, matured, unmatured, or otherwise, greater than C$5,000 (or that would reasonably be expected to be greater than such amount in the case of contingent liabilities), whether or not reflected in the Company Financials.
          3.9 No Changes. Since June 30, 2008 (or such other date specifically set forth below), the Company has (i) conducted business only in the ordinary and usual course, consistent with past practices, and (ii) without limiting the generality of the foregoing:
               (a) There has not occurred any event, change, or circumstance that, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect on the Company.
               (b) Except as set forth on Schedule 3.9(b), the Company has not issued, or authorized for issuance, any equity security, bond, note, or other security of the Company, or accelerated the vesting of any employee share benefits (including vesting under share purchase agreements or share appreciation rights). Except as set forth on Schedule 3.9(b), the Company has not granted or entered into any commitment or obligation to issue or sell any such equity security, bond, note, or other security of the Company, whether pursuant to offers, stock option agreements, share bonus agreements, share purchase plans, incentive compensation plans, warrants, calls, conversion rights, share appreciation rights or otherwise.
               (c) Except as set forth on Schedule 3.9(c), the Company has not incurred any obligation or liability (fixed, contingent, or otherwise), except in the ordinary and usual course of the business of the Company consistent with past practices, nor incurred any debt for borrowed money.
               (d) The Company has not paid any obligation or liability (fixed, contingent, or otherwise), or discharged or satisfied any lien or encumbrance, or settled any liability, claim, dispute, proceeding, suit, or appeal, pending, or threatened against it or any of its assets or properties, except for current liabilities included in the Company Balance Sheet and current liabilities incurred since the date of the Company Balance Sheet in the ordinary and usual course of business of the Company consistent with past practices.

               (e) The Company has not declared, set aside for payment, or paid any dividend, or made any payment or other distribution on or with respect to any of its common shares.
               (f) The Company has not purchased, redeemed, or otherwise acquired or committed itself to acquire, directly or indirectly, any of its common shares.
               (g) Except as set forth in Schedule 3.9(g), the Company has not mortgaged, pledged, or otherwise encumbered any of its assets or properties, tangible or intangible, nor are such assets and properties subject to any Lien, nor has the Company committed itself to do any of the foregoing, except for Liens for current Taxes which are not yet due and payable and purchase money liens arising out of the purchase or sale of products or services made in the ordinary and usual course of business, consistent with past practice.
               (h) The Company has not disposed of, or agreed to dispose of, any asset or property, tangible or intangible, except in the ordinary and usual course of business, consistent with past practice, and in each case for a consideration at least equal to the fair value of such asset or property. The Company has not leased or licensed to others (including officers and directors of the Company), or agreed so to lease or license, any asset or property, nor has the Company discontinued any product line or the production, sale or other disposition of any of its products or services.
               (i) The Company has not purchased or agreed to purchase or otherwise acquire any debt or equity securities of any corporation, partnership, joint venture, firm or other entity. The Company has not made any expenditure or commitment for the purchase, acquisition, construction or improvement of a capital asset, except in the ordinary and usual course of business, consistent with past practice, and the aggregate amount of all such expenditures and commitments made in the ordinary and usual course of business has not exceeded C$5,000.
               (j) The Company has not entered into any transaction or contract, or made any commitment to do the same, except in the ordinary and usual course of business consistent with past practice. The Company has not waived any right of substantial value or cancelled any debts or claims or voluntarily suffered any losses other than in the ordinary and usual course of business, consistent with past practice.
               (k) The Company has not sold, assigned, transferred, or conveyed, or committed itself to sell, assign, transfer or convey, any Company Intellectual Property, and the Company has not entered into any product development, technology or product sharing, or similar strategic arrangement with any other party that may have the effect of assigning, transferring or conveying any Company Intellectual Property.
               (l) The Company has not effected or agreed to effect any amendment or supplement to any Company Employee Plan (except as contemplated by this Agreement).
               (m) Except as set forth in Schedule 3.25, the Company has not paid or committed itself to pay to or for the benefit of any of its directors, officers, employees, advisors, or shareholders any compensation of any kind other than wages, salaries, bonuses, and benefits at times and rates in effect prior to June 30, 2008.
               (n) The Company has not effected or agreed to effect any change, including by way of hiring or involuntary termination, in its director, executive officer, or employees.
               (o) The Company has not incurred any work stoppage, labor strike, or other labor trouble, or any action, suit, claim, labor dispute, or grievance relating to any labor, safety or discrimination matter involving the Company, including, without limitation, charges of wrongful discharge or other unlawful labor practices or actions.
               (p) The Company has not effected or committed itself to effect any amendment or modification of the Charter Documents (except as contemplated by this Agreement).
               (q) The Company has not changed its accounting methods or practices (including any change in depreciation or amortization policies or rates, any changes in policies in making or reversing accruals, or any change in capitalization of software development costs), and have not made any Tax election or designation.
               (r) The Company has not revalued any of its assets, other than in the ordinary and usual course of business, consistent with past practice.
               (s) The Company has not made any loan to any person or entity, and has not guaranteed the payment of any loan or debt of any person or entity, except for (i) travel or similar advances made to employees in connection with their employment duties in the ordinary and usual course of business, consistent with past practice, and (ii) accounts receivable incurred in the ordinary and usual course of business, consistent with past practice.
               (t) The Company has not changed in any material respect the prices or royalties set or charged by it.
               (u) The Company has not commenced or received any notice of threat or commencement of any lawsuit or proceeding against or investigation of the Company or its affairs.
               (v) Except as set forth in Schedule 3.9(v), the Company has not lost any material customer or material business or suffered the loss of, damage to or destruction of any material asset (whether tangible or intangible).
               (w) The Company has not negotiated or agreed to do any of the things described in the preceding clauses (a) through (v) (other than negotiations with Acquireco and its representatives regarding the transactions contemplated by this Agreement).

          3.10 Tax and Other Returns and Reports.
               (a) Definition of Taxes. For the purposes of this Agreement, “Tax” or, collectively, “Taxes,” means (i) any and all Canadian federal, provincial, municipal and local taxes, and any non-Canadian taxes, assessments and other governmental charges, duties, impositions, and liabilities, including all income, sales, use, goods and services, value added, capital, capital gains, alternative net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax including Canada Pension Plan and provincial pension plan contributions, employment insurance payments and workers’ compensation premiums, together with any installments with respect thereto, and any interest, fines and penalties imposed by any Governmental Entity (including federal, state, provincial, municipal and foreign Governmental Entities), and whether disputed or not, and (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 3.10(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for Taxes of a predecessor or transferor.
          (b) Tax Returns and Audits.
                         (i) The Company has prepared and timely filed all required federal, provincial, municipal, local, and non-Canadian returns, estimates, information statements and reports of any kind (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations for all fiscal periods ending on or before the Closing. All such Returns are correct and complete in all respects and have been completed in accordance with applicable law, and no fact has been omitted therefrom. All Taxes shown on all such Returns, or any assessments or reassessments in respect of any such Returns, have been paid in full.
                         (ii) The Company has timely paid all Taxes required to be paid by it (including all Taxes in respect of periods ending on or prior to the Closing Date) and timely paid or withheld from each payment made to its employees, officers and directors, all persons who are non-residents of Canada for purposes of the Tax Act, and all other persons (and timely remitted to the appropriate Taxing authority) all Taxes required to be paid or withheld and/or remitted. The Company has remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees and has remitted such amounts to the proper governmental body within the time required under the applicable legislation. The Company has charged, collected and remitted on a timely basis all Taxes as required under applicable legislation on any sale, supply or delivery whatsoever, made by the Company.
                         (iii) The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed, or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment, reassessment or collection of any Tax. There are no outstanding Tax reassessments of the Company.

                    (iv) No tax audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.
                    (v) The Company has no liabilities for unpaid Taxes which have not been accrued or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent, or otherwise (including without limitation, unreported benefits conferred on any Shareholder, aggressive treatment of income, expenses, credits or other claims for deduction under any return or notice), and the Company has not incurred any liability for Taxes since the date of the Company Balance Sheet other than in the ordinary course of business. The provision for Taxes in the Closing Balance Sheet will constitute an adequate provision for the payment of all Taxes in respect of all periods ending on or before the Closing Date.
                    (vi) The Company has made available to Acquireco or its legal counsel, copies of all Tax Returns for the Company filed for the fiscal years of the Company ended June 30, 2007 and 2008.
                    (vii) There are (and immediately following the Closing there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests, or other encumbrances of any sort (collectively, “Liens”) on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any Lien for Taxes on the assets of the Company.
                    (viii) No adjustment relating to any Return filed by the Company has been proposed formally or, to the knowledge of the Company and each Shareholder, informally by any tax authority to the Company or any representative thereof.
                    (ix) The Company has not ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.
                    (x) No power of attorney relating to any Tax matters has been granted with respect to the Company.
                    (xi) The Company has no tax sharing agreements or similar agreements with respect to or involving the Company. After the Closing, the Company shall not be bound by such an agreement or have any liability thereunder.
                    (xii) The Company is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a Governmental Entity, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.
                    (xiii) The Company is not party to or bound by any tax sharing agreement, tax indemnity obligation in favour of any person or similar agreement in favour of any person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Entity). Without limiting the generality of the foregoing, the Company has not entered into an agreement contemplated in section 80.04, section 191.3 or subsection 18(2.3), 127(13) to (17), 127(20) or 125(3) of the Tax Act or any comparable law of any province or territory of Canada.
                    (xiv) The Company will not be required to include in a taxable period ending after the Closing Date any amount of net taxable income (after taking into account deductions claimed for such a period that relate to a prior period) attributable to income that accrued in a prior taxable period but that was not included in taxable income for that or another prior taxable period. Without limiting the generality of the foregoing, there are no circumstances existing which could result in the application to the Company of sections 78, 80, 80.01, 80.02, 80.03, 80.04 or 160 of the Tax Act or any analogous provision of any comparable law of any province or territory of Canada.
                    (xv) The Company has not participated, directly or through a partnership, in a transaction or series of transactions contemplated in subsection 247(2) of the Tax Act or any comparable law of any province or territory in Canada.
                    (xvi) The Company has maintained and continues to maintain at its place of business in Canada all books and records required to be maintained under the Tax Act and any applicable analogous provincial legislation.
          3.11 Restrictions on Business Activities.  There is no agreement (non-competition, field of use, “most favored nation,” or otherwise), commitment, judgment, injunction, order, or decree to which the Company is a party or otherwise binding upon the Company which has or could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person. Except as set forth on Schedule 3.11, and without limiting the foregoing, the Company has not entered into any agreement under which the Company (a) is restricted from selling, licensing, manufacturing, or otherwise distributing any of the technology or products of the Company or from providing services to customers or potential customers, any class of customers, in any geographic area, during any period of time, or in any segment of the market; (b) is required to offer or sell its products or services to any person or entity on terms that are less favorable than the terms under which such products or services are sold to other parties; or (c) triggers any business or commercial restriction as a result of the transactions contemplated hereby.
          3.12 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment; Customer Information.  The Company does not own any real property, nor has the Company ever owned any real property (“Owned Real Property”). Schedule 3.12 sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business (the “Leased Real Property”), the name of any lessor, licensor, sublessor, master lessor and/or lessee, the date and term of any lease, license, sublease or other occupancy right and each amendment thereto and, with respect to any current lease, license, sublease or other occupancy right, the aggregate annual rental payable thereunder. The Owned Real Property and Leased Real Property shall be referred to herein collectively as the “Real Property”. The Company has provided Acquireco true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Real Property, including all amendments, terminations and modifications thereof (“Real Property Agreements”); and there are no other Real Property Agreements for real property affecting the Real Property or to which Company is bound, other than those identified in Schedule 3.12. All such Real Property Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such Real Property Agreements, any existing default, rentals past due, or event of default (or event which with notice or lapse of time, or both, would constitute a default). The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Real Property Agreement, which has not been fully remedied and withdrawn. With the consent of the Landlord as required by Section 10.05 of the Lease listed on Schedule 3.12, the Closing will not affect the enforceability against any person of any such Real Property Agreement or the rights of the Company to the continued use and possession of the Real Property for the conduct of business as presently conducted. The Company currently occupies all of the Leased Real Property for the operation of its business, and no other parties occupy, or have a right to occupy, the Leased Real Property during the term of the leases for such Leased Real Property. The Real Property is in good operating condition and repair, free from structural, physical, and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. The Company has not received any written or oral notice from any insurance company of any defects or inadequacies in any Real Property or any part thereof which could materially and adversely affect the insurability of such property or the premiums for the insurance thereof, nor has any notice been given by any insurer of any such property requesting the performance of any repairs, alterations, or other work with which compliance has not been made. There are no pending, or, to the knowledge of the Company and each of the Shareholders, threatened assessments, improvements or activities of any public or quasi-public body either planned, in the process of construction or completed which may give rise to any assessment against the Real Property.
               (a) Neither the operation of the Company on the Real Property nor, to the knowledge of the Company and each of the Shareholders, such Real Property, including the improvements thereon, violate in any material respect any applicable building code, ordinance, zoning requirement, or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.
               (b) To the knowledge of the Company and each of the Shareholders, there are no laws, statutes, rules, regulations or orders now in existence or under active consideration by any Governmental Entity which could require the Company to make any expenditure in excess of C$5,000 to modify or improve the Real Property to bring it into compliance therewith.
               (c) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their respective tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Company Balance Sheet, (ii) for Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract in any material way from the value, or interfere with the present use, of the property subject thereto or affected thereby.
               (d) Schedule 3.12(d) lists all items of equipment (the “Equipment”) owned or leased by the Company, except individual pieces of equipment with an individual value of less than C$1,000. All facilities, machinery, equipment, fixtures, vehicles, and other properties owned, leased or used by the Company are (i) adequate for the conduct of the business of the Company as currently conducted and as proposed by the Company to be conducted and (ii) in good operating condition, maintained in the ordinary course of business, subject to normal wear and tear, and reasonably fit and usable for the purposes for which they are being used.
               (e) The Company has sole and exclusive ownership, free and clear of any Liens, of the Company Customer Information. No person other than the Company possesses any claims or rights with respect to use of the Company Customer Information.
          3.13 Bankruptcy and Insolvency.
            The Company is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) nor has the Company made an assignment in favour of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor has any petition for a receiving order been presented in respect of it. The Company has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of the Company or any of its property or assets and no execution or distress has been levied upon any of its property or assets. No act or proceeding has been taken or authorized by or against the Company with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Company, nor have any such proceedings been authorized by any other individual or entity.
          3.14 Intellectual Property.
               (a) Schedule 3.14(a) lists (i) all Company Registered Intellectual Property, and (ii) any proceedings or actions before any court, tribunal (including the PTO or equivalent authority anywhere in the world) related to any of the Company Intellectual Property.
               (b) Each item of Company Intellectual Property, including all Company Registered Intellectual Property listed on Schedule 3.14(a), and all Intellectual Property licensed to the Company, is free and clear of any Liens. The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property and the use of Company Intellectual Property does not infringe on the intellectual property rights of any other individual or entity.
               (c) To the extent that any Intellectual Property has been developed or created independently or jointly by any person other than the Company for which the Company has, directly or indirectly, provided consideration, the Company has a written agreement with such person with respect thereto, and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property therein and associated Intellectual Property Rights by operation of law or by valid assignment, and has required the waiver of all non-assignable rights, including but not limited to, all author or moral rights.
               (d) The Company has not transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Rights that is or was Company Intellectual Property, to any other person.
               (e) The Company Intellectual Property constitutes all the Intellectual Property and Intellectual Property Rights used in or necessary to the conduct of the business of the Company as currently is conducted or planned to be conducted, including, without limitation, the design, development, distribution, marketing, manufacture, use, import, license and sale of the products, technology and services of the Company (including products, technology or services currently under development).
               (f) Other than (i)  widely available binary code and commercial end-user licenses, but not including public or open technology, and (ii) other non-exclusive licenses and related agreements with respect thereto of the Company’s products to end-users pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s) of end-user license including attachments (which is or are included on Schedule 3.14(f)), Schedule 3.14(f) sets forth a true and complete list of all contracts, licenses and agreements to which the Company is a party with respect to any Intellectual Property and Intellectual Property Rights. The Company is not in breach of, nor has the Company failed to perform under, any of the foregoing contracts, licenses or agreements and, to the Company’s and each Shareholder’s knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder. No third party who has licensed Intellectual Property or Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company in such Intellectual Property which has been licensed to the Company.
               (g) Other than (i) widely available binary code and commercial end-user licenses, but not including public or open technology, and (ii) other non-exclusive licenses and related agreements with respect thereto of the Company’s products to end-users pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s) of end-user license including attachments (which is or are included on Schedule 3.14(f)), Schedule 3.14(g) sets forth a true and complete list of all contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any person other than the Company.

               (h) The operation of the business of the Company as currently conducted or as currently contemplated to be conducted, including but not limited to the design, development, distribution, marketing, use, import, manufacture, license, and sale of the products, technology or services (including products, technology or services currently under development) of the Company, has not, does not and will not infringe or misappropriate the Intellectual Property Rights of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. The Company has not received any notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction, nor does the Company or any Shareholder have knowledge of any basis therefor.
               (i) Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark, or other authorities in Canada or the United States or other non-Canadian jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. No fee in respect of any Canadian patent has been paid on the basis that the applicant or patentee qualified as a small entity under the Patent Act (Canada) unless: (i) the applicant or patentee did so qualify on the date each application, or application resulting in a patent, comprised within the Canadian patent was filed on such basis; or (ii) the difference between any fees paid on the basis of small entity status and the full fees payable have been timely paid pursuant to the provisions of Section 78.6 of the Patent Act. There are no actions that must be taken by the Company within 60 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, or preserving or renewing any Registered Intellectual Property. For each product, technology or service of the Company that constitutes or includes Intellectual Property, the Company has taken appropriate measures to make all such Intellectual Property Registered Intellectual Property. In each case in which the Company has acquired any Intellectual Property or Intellectual Property Rights from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with all relevant governmental authorities, including the PTO or their respective equivalents in any relevant non-Canadian jurisdiction, as the case may be.
               (j) Neither the Company nor any Shareholder has any knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable. Without limiting the foregoing, neither the Company nor any Shareholder knows of any information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Company Registered Intellectual Property Rights invalid or unenforceable, or would adversely effect any pending application for any Company

Registered Intellectual Property Right and the Company has not misrepresented, or failed to disclose, and has no knowledge (and none of the Shareholders have any knowledge) of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Company Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property Right.
               (k) There are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property or other Intellectual Property used in and/or necessary to the conduct of the business as it is currently conducted or planned to be conducted under which there is any dispute regarding the scope of such agreement or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.
               (l) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Acquireco or the Company by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in: (i) Acquireco or the Company granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, any of them; (ii) Acquireco or the Company being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses; or (iii) Acquireco or the Company being obligated to pay any royalties or other material amounts to any third party in excess of those payable by either of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.
               (m) The Company does not have any currently pending claim against any third party for infringing or misappropriating any Company Intellectual Property and, to the knowledge of the Company and each Shareholder, no person or entity has infringed or misappropriated, or is infringing or misappropriating, any Company Intellectual Property.
               (n) There have been, and are, no claims asserted against the Company related to any product or service of Company (including products or services currently under development).
               (o) The Company has taken those steps set forth on Schedule 3.14(o) to protect the Company’s rights in confidential information and Trade Secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company included proprietary information, confidentiality and assignment agreements in the Employee Agreements. All Employees who have made any contribution to the Company’s Intellectual Property have executed proprietary information, confidentiality and assignment agreements in substantially the form of Employment Agreement delivered to Acquireco as item III(F) of the Due Diligence materials.
               (p) Schedule 3.14(p) lists all proceedings or actions before any court, tribunal or other governmental authority (including the PTO or equivalent authority anywhere in the world) related to the Company Intellectual Property. No Company Intellectual Property, Intellectual Property Rights, product, technology or service of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.
               (q) To the knowledge of the Company and each Shareholder, no (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company, or (iii) conduct or statement of the Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any law or regulation.
               (r) No government funding (other than pursuant to the Scientific Research and Experimental Development Tax Credit Program), facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property, and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to any Company Intellectual Property. To the knowledge of the Shareholders, no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.
               (s) Schedule 3.14(s) sets forth all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by the Company in any way, and describes the manner in which such Open Source Materials were used (such description shall include, without limitation, whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company). The Company has not (a) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Intellectual Property; (b) distributed Open Source Materials in conjunction with any Company Intellectual Property; or (c) used Open Source Materials that create, or purport to create, obligations for the Company with respect to Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under Company Intellectual Property (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge).
               (t) For purposes of this section:
                         “Company Site” means the following site of the Company on the World Wide Web: http://www.wi-sys.com; and

                         “Privacy Statements” means, collectively, any privacy policies published on the Company Sites or otherwise made available by the Company regarding the collection, retention, use and distribution of the personal information of individuals, including, without limitation, from visitors of any of the Company Sites (“Individuals”).
The Company (a) has no Privacy Statements; (b) complies in all material respects with all applicable privacy laws and regulations regarding the collection, retention, use and disclosure of personal information; and (c) takes reasonable measures to protect and maintain the confidential nature of the personal information provided to the Company by Individuals.
          3.15 Product Warranties; Reserves. Each product manufactured, sold, licensed, leased, or delivered by the Company (“Company Product”) is delivered subject to the Company’s standard terms and conditions of sale, license, or lease set forth on Schedule 3.15, subject to such reasonable variations therein that are not individually materially adverse to the Company, or beyond that implied or imposed by applicable law). The Company has not taken any reserve on the Closing Balance Sheet for the Company’s replacement or repair liability and obligations with respect to the Company’s Products to cover such liabilities for Company products sold prior to the Closing because based upon its past experience, Company does not anticipate any material product replacement or repair liability.
          3.16 Agreements, Contracts and Commitments.  Except as contemplated by this Agreement or as set forth on Schedule 3.16, the Company is not a party to nor is bound by:
               (a) any agreements or arrangements with any current employee or consultant that contains any severance pay or post-employment liabilities or obligations;
               (b) any collective bargaining agreements;
               (c) any employment or consulting agreement, contract, or commitment with any officer, employee, individual consultant or salesperson, or consulting or sales agreement, contract, or commitment with a firm or other organization;
               (d) any bonus, deferred compensation, pension, profit sharing, severance, or retirement plans or agreements, or any other employee benefit plans or arrangements;
               (e) any stock option or share purchase plan or arrangement, share appreciation, bonus, deferred compensation, pension, profit sharing, or retirement plans, or any other employee benefit plans or arrangements;
               (f) any agreement or plan, including, without limitation, any stock option plan, share appreciation rights plan, or share purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

               (g) any fidelity or surety bond or completion bond;
               (h) any agreement, contract, or commitment for the lease of personal property having a value individually in excess of C$5,000;
               (i) any agreement, contract, or commitment of indemnification or guaranty;
               (j) any agreement, contract, or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person or entity;
               (k) any agreement, contract, or commitment relating to capital expenditures and involving future payments in excess of C$5,000 in the aggregate;
               (l) any agreement, contract, or commitment relating to the disposition or acquisition of assets (other than in the ordinary and usual course of business) or any interest in any business enterprise;
               (m) any mortgages, indentures, guarantees, loans, or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money by the Company or extension of credit to the Company;
               (n) any agreement, contract, or commitment concerning confidentiality (other than those entered in the ordinary and usual course of business);
               (o) any agreement, contract, or commitment pursuant to which the Company has granted or may grant in the future, to any party, a source code license or option or other right to use or acquire source code, including any agreements which provide for source code escrow arrangements;
               (p) any sales representative, original equipment manufacturer, value added, re-marketer, or other agreement for distribution of the products, technology, or services of the Company, or the products or services of any other person or entity or any dealer, joint marketing (including any pilot program), or development agreement;
               (q) any agreement, contract, or commitment pursuant to which the Company has advanced or loaned any amount to any shareholder of the Company or any director, officer, employee, or consultant of the Company other than business travel advances in the ordinary and usual course of business, consistent with past practice; or
               (r) any other agreement, contract, or commitment that involves payment by the Company of C$5,000 or more or which is not cancelable without penalty within 30 days.
          The Company has not breached, violated, or defaulted under, or received notice that it has breached, violated, or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth on any schedule relating to the representations and warranties set forth in Section 3.14 or on Schedule 3.16 (any such agreement, contract or commitment, a “Contract”). Each of the Contracts is legal, valid and binding on the Company, and, to the knowledge of the Company and the Shareholders, the respective other parties thereto and is in full force and effect, and to the knowledge of the Company and the Shareholders, is enforceable against each other party thereto in accordance with its terms. Neither the Company nor any Shareholder has knowledge of any event that would constitute such a breach, violation or default by such other party with the lapse of time, giving of notice, or both under any Contract. Each Contract is in full force and effect and is not subject to any default, of which the Company or any Shareholder has knowledge, by any party obligated to the Company pursuant thereto. Following the Closing, the Company shall have the right to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transaction contemplated by this Agreement not occurred. No assignment or consent is required from any other party as a result of this Agreement. Without limiting the foregoing, upon consummation of the transactions contemplated by this Agreement, each Contract shall continue in full force and effect in accordance with its terms without penalty or other adverse consequence.
          3.17 Change of Control Payments.  Schedule 3.17 sets forth each plan or agreement pursuant to which any amounts may become payable in cash or otherwise (whether currently or in the future) to current or former officers, directors, employees of, or consultants to the Company as a result of or in connection with the Share Purchase, including any amount payable (contingent or otherwise) under the Employee Agreements.
          3.18 Interested Party Transactions.  Except as set forth on Schedule 3.18, no officer, director, or shareholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (a) an interest in any entity which has furnished or sold, or furnishes or sells, services, products, technology, or Intellectual Property that the Company furnishes or sells, or proposes to furnish or sell; (b) an interest in any entity that purchases from or sells or furnishes to the Company any goods or services; or (c) a beneficial interest in any Contract; provided, however, that ownership of no more than one percent (1%) of the outstanding voting shares of a publicly traded corporation on the Toronto Stock Exchange, the TSX Venture Exchange, the New York Stock Exchange or The Nasdaq National Market shall not be deemed to be an “interest in any entity” for purposes of this Section 3.18. There are no receivables of the Company owing by any director, officer, employee of, or consultant to, or shareholder of the Company (or any ancestor, sibling, descendant, or spouse of any such persons, or any trust, partnership, or corporation in which any of such persons has an economic interest), other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the established employee reimbursement policies of the Company and consistent with past practice). None of the Shareholders has agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company. There are no agreements, contracts, or commitments with regard to contribution or indemnification between or among any of the Shareholders.

          3.19 Compliance with Laws; Governmental Authorization.  The Company has complied in all respects with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, provincial or local statute, law or regulation. Schedule 3.19 lists each material federal, provincial, municipal, local, or non-Canadian governmental consent, license, permit, grant, or other authorization issued to the Company (a) pursuant to which the Company currently operates or holds any interest in any of its properties or (b) which is required for the operation of the Company’s business as currently conducted or contemplated to be conducted or the holding of any such interest (collectively, the “Company Authorizations”), which Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets. The Company is in compliance with the terms of each of the Company Authorizations.
          3.20 Litigation.  Except as set forth on Schedule 3.20, there is no claim, dispute, action, suit, or appeal, or proceeding of any nature pending or, to the Company’s and each Shareholder’s knowledge, threatened against the Company, its properties, or any of its officers, directors, or employees (in their capacities as such), nor, to the knowledge of the Company and each Shareholder, is there any reasonable basis therefor or threat thereof. To the knowledge of the Company and each Shareholder, there is no investigation or other proceeding pending or threatened against the Company, its properties (tangible or intangible) or any of its officers, directors or employees (in their capacities as such) by or before any Governmental Entity. The Company is not subject to any order, writ, injunction, or decree of any court, agency, authority, arbitration panel, or other tribunal, and is not in default with respect to any such notice, order, writ, injunction, or decree. To the knowledge of the Company, no Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as currently contemplated to be conducted.
          3.21 Insurance.  Schedule 3.21 lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, software errors and omissions, employees, officers, and directors of the Company, as well as claims made by the Company under any insurance policy in the two years prior to the date of this Agreement. There is no claim by the Company currently pending under any of such policies or bonds as to which coverage has been questioned, denied, or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company is otherwise in compliance in all material respects with the terms of such policies and bonds. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. The Company has never been denied insurance coverage nor has any insurance policy of the Company ever been cancelled for any reason.
          3.22 Minute Books; Books and Records.  The minute books of the Company provided to Acquireco for review are the only minute books of the Company and contain an accurate summary of all meetings of directors and its shareholders or actions by written consent since the time of incorporation of the Company. The books and records of the Company (a) are accurate in all material respects and (b) are in the Company’s possession or under its control.

          3.23 Environmental Matters.
               (a) Hazardous Material. The Company has not (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased or (ii) illegally released any contaminant, waste, substance or material, including any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination thereof, that has been designated or defined by any Governmental Entity or by applicable federal, provincial, foreign or local law to be radioactive, toxic, hazardous, or otherwise a danger to health, reproduction, plant and property life, or the environment, or any other substance or material prohibited, regulated or reportable pursuant to any Environmental Law (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present in, on or under any property or asset, including the land and the improvements, ground water, and surface water thereof, that the Company has at any time owned, operated, occupied, or leased.
               (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released, or exposed its employees or others to Hazardous Materials in violation of any law or in any manner that would result in liability to the Company, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”) in violation of any Environmental Laws.
               (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of the business of the Company as such activities and businesses are currently being conducted and as are currently contemplated to be conducted. All such Environmental Permits are valid and in full force and effect. The Company has complied in all material respects with all covenants and conditions of any Environmental Permit that is or has been in force with respect to its Hazardous Materials Activities. No circumstances exist which could cause any Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.
               (d) Offsite Hazardous Material Disposal. The Company has not transferred or released Hazardous Materials to any Disposal Site.
               (e) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction, or claim is pending or, to the knowledge of the Company and each Shareholder, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability. The Company has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company.
               (f) Reports and Records. The Company has delivered to Acquireco all environmental audits and environmental assessments of any Real Property conducted at the request of, or otherwise in possession of the Company. The Company has no records in its possession concerning any Hazardous Materials Activities of the Company. The Company has complied with all environmental disclosure requirements imposed by applicable law with respect to this transaction.
          3.24 Brokers’ and Finders’ Fees; Third Party Expenses; Other Expenses.  Except as set forth on Schedule 3.24, the Company has not incurred, nor will the Company incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services, or any similar charges in connection with this Agreement or any transaction contemplated hereby. Schedule 3.24 sets forth all Third Party Expenses incurred or to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby. In addition, Schedule 3.24 sets forth all other liabilities and obligations of the Company that are contingent upon, or will occur or accelerate as a result of, the Closing, including, but not limited to, payments to employees for agreed severance, facility lease termination payments and other potential closure costs, equipment and other lease termination payments, Change of Control Payments under Section 3.17, payment of all term loans and other long-term indebtedness owed by Company and any payments resulting from agreed upon early termination of contracts (including non-cancelable purchase commitments) contemplated by this Agreement (the “Contingent Closing Payments”).
          3.25 Employees; Compensation.  Schedule 3.25 constitutes a full and complete list of all current directors, officers, employees, and consultants of the Company, specifying their names and job designations, the total amount paid or payable to such director, officer, employee, or consultant in the 2008 fiscal year and from July 1, 2008 through December 31, 2008, and the basis of such compensation, whether fixed, incentive or commission or a combination thereof. There are no Employees on long-term disability leave, extended absence or receiving benefits pursuant to workers’ compensation legislation.
          3.26 Employee Matters and Benefit Plans.
               (a) Schedule. Schedule 3.26(a) contains an accurate and complete list of each written or oral Company Employee Plan and each Employee Agreement. Other than as set forth on Schedule 3.26(a) and the Employment Documents, there are no Employment Agreements. The Company does not have any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Acquireco in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan.
               (b) Documents. The Company has furnished to Acquireco true, correct, up-to-date and complete copies of all the Company Employee Plans (or, where oral, written summaries of the material terms thereof) as amended as of the date hereof together with all related documentation including current and past documents and all amendments thereto, including annuity contracts, trust agreements, investment management agreements, funding agreements, actuarial reports, funding and financial information returns and statements, current asset valuations, collective agreements, all professional opinions (whether or not internally prepared) with respect to each Company Employee Plan, all material internal memoranda concerning the Company Employee Plans, copies of material correspondence with all governmental authorities with respect to each Company Employee Plan and plan summaries, employee booklets and personnel manuals. The booklets, brochures, summaries, descriptions and manuals prepared for, and circulated to, the Employees and their beneficiaries concerning each Company Employee Plan, together with all written communications of a general nature provided to such Employees and their beneficiaries, accurately describe the benefits provided under each such Employee Plan referred to therein.
               (c) Company Employee Plan Compliance.
                    (i) All of the Company Employee Plans have been established, registered, qualified, funded, invested and administered in accordance with, and are in good standing under, all applicable laws, the terms of such Company Employee Plans and in accordance with all understandings, written or oral, between the Company and the Employees. No fact or circumstance exists that could adversely affect the tax-preferred or tax exempt status of any Company Employee Plan. None of the Company Employee Plans enjoys any special tax status under applicable law, nor have any advance tax rulings been sought or received in respect of the Company Employee Plans.
                    (ii) All obligations regarding the Employee Plans have been satisfied and there are no outstanding defaults or violations by any party thereto and no taxes, penalties or fees are owing or exigible under any of the Company Employee Plans.
                    (iii) All contributions or premiums required to be made by the Company under the terms of each Company Employee Plan or by applicable laws have been made in a timely fashion in accordance with applicable laws and the terms of the Company Employee Plans and the Company does not have, and as of the Closing Date will not have, any actual or potential unfunded liabilities (other than liabilities accruing after the Closing Date) with respect to any of the Company Employee Plans. All liabilities of the Company (whether accrued, absolute, contingent or otherwise) related to all Company Employee Plans have been fully and accurately disclosed in the Company’s financial statements in accordance with generally accepted accounting principles.
               (d) No Pension or Post-Retirement Plans.
                    (i) No Company Employee Plan is a “registered pension plan” as that term is defined in subsection 248(1) of the Tax Act.
                    (ii) The Company has never maintained, established, sponsored, participated in, or contributed to, any “registered pension plan” as that term is defined in subsection 248(1) of the Tax Act.
                    (iii) None of the Company Employee Plans provides post-retirement benefits to or in respect of the Employees or to or in respect of the beneficiaries of such Employees.

               (e) Employee Data. All data necessary to administer each Employee Plan has been provided by the Company to Acquireco and is true and correct.
               (f) No Legal Proceedings. No Company Employee Plan, nor any related trust or other funding medium thereunder, is subject to any pending, threatened or anticipated investigation, examination or other legal proceeding, initiated by any governmental authority or by any other person (other than routine claims for benefits), and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other legal proceeding or to affect the registration of any Company Employee Plan required to be registered. Further, should any matter arise which could affect the registration of any Company Employee Plan, the Company shall, in a timely fashion, take all steps required to ensure the registration is not affected.
               (g) Past Acquisitions. The Company is not currently obligated to provide an Employee with any compensation or benefits pursuant to an agreement (e.g., an acquisition agreement) with a former employer of such Employee.
               (h) No Acceleration of Payments. Except for the acceleration of vesting of certain stock options prior to the Closing Date, the execution of this Agreement and the completion of the transactions contemplated hereby will not (either alone or in conjunction with any additional or subsequent events) constitute an event under any Company Employee Plan , Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment or vesting of benefits, forgiveness of indebtedness, vesting, distribution, restriction on funds, increase in benefits or obligation to fund benefits with respect to any Employee.
               (i) Employment Matters. The Company is in compliance in all material respects with all applicable laws respecting employment, employment practices, terms and conditions of employment, wages and hours, occupational health and safety, human rights, labour relations, pay equity, workers compensation, income tax, employment insurance, health tax and Canada Pension Plan. The Company is not a party to any application, complaint or other legal proceeding under any applicable law relating to Employees or former Employees nor is the Company aware of any factual or legal basis on which any such legal proceeding may be commenced. There are no outstanding inspection orders made under occupational health and safety laws relating to the Company, nor are there any pending or threatened charges against the Company under occupational health and safety laws and there have been no fatal or critical accident or occupational diseases which have occurred in the course of the operation of the business which might lead to charges under such laws. No employee of the Company is in violation of any non-competition, non-solicitation, non-disclosure or any similar agreement with any third party. None of the Employees or independent contractors engaged by the Company in the year immediately prior to the date hereof has indicated to the Company that he or she intends to resign, retire or terminate his, her or its engagement with the Company as a result of the transactions contemplated by this Agreement or otherwise.

               (j) Labour. The Company is not a party to or bound by any collective bargaining agreement, labour contract, letter of understanding, letter of intent, voluntary recognition agreement or legally binding commitment or written communication to any labour union, trade union or employee organization or group which may qualify as a trade union in respect of or affecting Employees or independent contractors nor is the Company subject to any union organization efforts. The Company is not currently engaged in any labour negotiation. No strike, labour dispute, work slow down or stoppage against the Company is pending, threatened or reasonably anticipated nor has there been any such strike, labour dispute, work slow down or stoppage within the last three years. The Company has not engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or threatened against the Company.
          3.27 Bank Accounts.  Schedule 3.27 constitutes a full and complete list of all the bank accounts and safe deposit boxes of the Company, the number of each such account or box, and the names of the persons authorized to draw on such accounts or to access such boxes. All cash in such accounts is held in demand deposits and is not subject to any restriction or documentation as to withdrawal.
          3.28 Indemnification Obligations.  There are no actions, proceedings, or other events pending or threatened against any officer, director, or employee of the Company which could reasonably be expected to give rise to any indemnification obligation of the Company or to its officers and directors under its Charter Documents or any agreement between the Company and any of their respective officers, directors, or employees.
          3.29 Accounts Receivable.  The accounts receivable shown on the Company Balance Sheet and the Closing Balance Sheet (a) arose in the ordinary course of business consistent with past practice, (b) represent bona fide claims against debtors for sales and other charges, and (c) net of reserves, are collectible in the book amounts thereof. The amounts carried for doubtful accounts and allowances disclosed in the Closing Balance Sheet were calculated in accordance with GAAP and in a manner consistent with prior periods and are sufficient to provide for any losses that may be sustained on realization of the receivables. No material amount of receivables is contingent upon the performance by the Company of any obligation or contract other than normal warranty repair and replacement. Schedule 3.29 sets forth an aging of accounts receivable of the Company in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns and the amounts of accounts receivable which are subject to asserted warranty claims, including the type and amounts of such claims.
          3.30 Customers.
               (a) Schedule 3.30(a) contains an accurate and complete list of each customer and supplier of the Company as of November 30, 2008. No significant customers other than Skypilot were lost in fiscal years 2007 or 2008.
               (b) Except as set forth on Schedule 3.30(b), all customers have accepted the products and/or services described in their respective customer contracts or purchase orders.

               (c) Except as set forth on Schedule 3.30(c), there are no currently outstanding proposals or offers submitted by the Company to any customer, prospect, supplier or other person which, if accepted, would result in a legally binding contract involving an amount or commitment exceeding C$5,000 in any single case or an aggregate amount or commitment exceeding C$25,000 in the aggregate.
          3.31 Spreadsheet.  The information contained in the Spreadsheet is complete and correct.
          3.32 Foreign Corrupt Practices Act. The Company has not (nor has any of its officers, directors, or employees) taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.
          3.33 Complete Copies of Materials.  The Company has delivered or made available true and complete copies of each document (or summaries of the same) that has been requested by Acquireco or its counsel.
          3.34 Representations Complete.  None of the representations or warranties made by the Company or the Shareholders (as modified by the Disclosure Schedule) in this Agreement and none of the statements made in any exhibit, schedule or certificate furnished by the Company or the Shareholders pursuant to this Agreement contains any untrue statement of material fact, or omits to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.
          3.35 Director Liability.  No fact or circumstance exists or has existed, nor has there been any act or failure to act, that could (i) give rise to a claim of liability or for damages by any Shareholder or the Company against any director of the Company or (ii) result in a claim against the Company for indemnification by any director of the Company.
          3.36 Inventories.  The inventory of the Company reflected on the Company Balance Sheet consisted, and the current inventory of the Company consists, of items that are not subject, in aggregate, to any material write-down or write-off in excess of the inventory write-down provision on the Company Year-End Financials or Company Interim Financials. Current inventory levels are consistent with the levels of inventories that have been maintained in the operation of the business of the Company prior to the date hereof in accordance with the operation of the business of the Company in the ordinary course.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
          Each Shareholder hereby, severally and not jointly, represents and warrants to Acquireco on the date hereof, as follows:
          4.1 Ownership of Company Common Shares.  Such Shareholder is the sole registered and beneficial owner of the Company Common Shares designated as being owned by such Shareholder opposite such Shareholder’s name on Schedule 3.2(a) with good and marketable title thereto. Such

Company Common Shares are not subject to any Lien or to any right of first refusal of any kind, and such Shareholder has not granted any right to purchase such Company Common Shares to any other person or entity. Such Shareholder has the sole right to transfer such Company Common Shares to Acquireco and there are no restrictions on transfers of Company Common Shares except as set out in the Articles of Incorporation of the Company. Such Company Common Shares constitute all of the shares of the Company owned, beneficially or of record, by such Shareholder, and such Shareholder has no options, warrants, or other rights to acquire Company Common Shares or any other shares of the Company. Other than the Shareholders, no person or entity is the holder of any outstanding Company Common Shares or any option, warrant, or other right to acquire any Company Common Shares.
          4.2 Absence of Claims by the Shareholders.  Such Shareholder does not have any claim against the Company, or any officer or director of the Company, whether present or future, contingent or unconditional, fixed or variable, under any contract or on any other basis whatsoever, whether in equity or at law. No fact or circumstance exists or has existed, nor has there been any act or failure to act, that could give rise to a claim of liability or for damages by such Shareholder against the Company or any officer or director of the Company.
          4.3 No Conflict.  The execution and delivery by such Shareholder of this Agreement and any Related Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby will not, conflict with (a) any provision of the formation documents of such Shareholder if such Shareholder is an entity, (b) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which such Shareholder or any of its properties or assets is subject, or (c) any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to such Shareholder or its properties or assets.
          4.4 Authority. Such Shareholder has the capacity to enter into this Agreement and any Related Agreement to which such Shareholder is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which such Shareholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or partnership action on the part of such Shareholder and no further action is required on the part of such Shareholder to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements to which such Shareholder is a party has been duly executed and delivered by such Shareholder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their respective terms.
          4.5 Discussions with Officers.  Such Shareholder has had an opportunity to review this Agreement and consult with such legal or financial advisors as it has deemed necessary or appropriate in connection with the execution and delivery hereof. Such Shareholder has further had sufficient opportunity to ask such questions of the officers or directors of the Company and the officers of Acquireco as such Shareholder has deemed necessary or appropriate, and all such questions have been answered to the satisfaction of such Shareholder.

          4.6 Residence.  Such Shareholder is not a non-resident of Canada for purposes of the Tax Act.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIRECO
          Acquireco hereby represents and warrants to the Shareholders that on the date hereof:
          5.1 Organization of Acquireco.  Acquireco is a corporation duly incorporated and subsisting under the laws of Canada and is a wholly-owned subsidiary of PCTEL, Inc.
          5.2 Authority; No Conflict.  Acquireco has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquireco. This Agreement has been duly executed and delivered by Acquireco and constitutes valid and binding obligations of Acquireco, enforceable against Acquireco in accordance with its terms. The execution and delivery of this Agreement by Acquireco does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of any provision of the Articles of Incorporation or Bylaws of Acquireco. No consent, approval, order or authorization of, or registration, declaration, or filing with, any Governmental Entity, is required by or with respect to Acquireco in connection with the execution and delivery of this Agreement by Acquireco or the consummation by Acquireco of the transactions contemplated hereby.
ARTICLE VI
ADDITIONAL AGREEMENTS
          6.1 Confidentiality.  Each Shareholder agrees not to disclose the Company’s confidential proprietary information to any third party. The foregoing requirements of confidentiality shall not apply to information that is or in the future becomes freely available to the public through no fault of or action by such Shareholders or their agents. After Closing, Acquireco shall not, and shall cause its Employees and other representatives and the Company not to, use or disclose information about identifiable individuals, as defined in applicable laws in Canada relating to privacy, other than for the purpose of carrying on the business of the Company or for purposes other than those for which such information was collected by the Company, except with the consent of the individuals to whom such information relates or as otherwise required by applicable law.
          6.2 Public Disclosure.  No Shareholder shall issue any statement or communication to any third party (other than their respective agents which shall be bound by similar restrictions with respect to issuing any such statements or communications) regarding the subject matter of this Agreement or the transactions contemplated hereby.

          6.3 Reasonable Efforts; Additional Documents; and Further Assurances.  Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents, and approvals, to provide requisite notices and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. Each party hereto, at the request of the other party hereto, shall execute, and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.
          6.4 Closing Balance Sheet.  The Shareholders shall prepare and deliver the Closing Balance Sheet within ten (10) business days after the Closing Date. To the extent not paid prior to (or in connection with the Closing as provided in Article VII below) Closing, all Third Party Expenses and Contingent Closing Payments shall be identified on the Closing Balance Sheet as liabilities of the Company as of the Closing.
          6.5 Expenses.  All fees and expenses incurred in connection with the Share Purchase including, without limitation, all legal, accounting, financial advisory, consulting, and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses.
          6.6 Tax Matters.
               (a) Tax Periods Ending Before Closing Date. Acquireco shall cause to be prepared and filed on a timely basis all tax returns for the Company for any period which ends on or before the Closing Date and for which tax returns have not been filed as of such date ( “Stub Period Returns”). The Shareholders and Acquireco shall co-operate fully with each other and make available to each other in a timely fashion such data and other information as may reasonably be required for the preparation of all Stub Period Returns and shall preserve such data and other information until the expiration of any applicable limitation period under any applicable law with respect to such Stub Period Returns. Acquireco shall provide to the Shareholders (and, if requested, to their accounting and tax advisors) for their review a copy of the Stub Period Returns.
               (b) Cooperation on Tax Matters. Acquireco, the Company and each of the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company, each of the Shareholders, and Acquireco agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Acquireco or the Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Shareholders, as the case may be, shall allow the other party to take possession of such books and records.
               (c) Certain Taxes. Acquireco does not assume and shall not be liable for any Taxes under the Tax Act or any other Taxes whatsoever which may be or become payable by the Shareholders including, without limiting the generality of the foregoing, any Taxes resulting from or arising as a consequence of the Share Purchase.
ARTICLE VII
DELIVERABLES
          7.1 Deliveries by Acquireco, the Company, and the Shareholders.  Concurrently herewith, Acquireco, the Company, the Shareholders, and certain other individuals or parties as detailed below, shall deliver the following:
               (a) Certificates of Company Common Shares. Each Shareholder shall deliver to Acquireco (i) certificate(s) representing the Company Common Shares held by such Shareholder as set forth on Schedule 3.2(a) duly endorsed or accompanied by share powers duly endorsed in blank, with any required transfer stamps affixed thereto; and (ii) a share purchase agreement signed by each of the Prior Shareholders (other than Linda Panther) evidencing transfer of share ownership to Gyles Panther.
               (b) Third Party Consents. The Company shall deliver to Acquireco the consents, approvals, and waivers from the parties to the contracts or agreements set forth on Schedule 7.1(b).
               (c) Legal Opinion. Gowling Lafleur Henderson LLP, legal counsel to the Company, shall deliver to Acquireco the legal opinion in substantially the form attached hereto as Exhibit B.
               (d) Lien Release. The Company shall deliver to Acquireco all agreements, instruments, certificates, and other documents, in form and substance reasonably satisfactory to Acquireco, that are necessary or appropriate to evidence the release of all Liens or other encumbrances set forth on Schedule 7.1(d).
               (e) Certificate of President of Company. The Company shall deliver to Acquireco a certificate duly executed by the President of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents and (ii) the valid adoption of resolutions of the

Board of Directors of the Company whereby this Agreement, the Share Purchase, and the transactions contemplated hereby were unanimously approved by the Board of Directors.
               (f) Resignation of Officer. The Company shall deliver to Acquireco a written resignation from the officer of the Company effective as of the Closing.
               (g) Termination/Modification of Agreements. The Company shall deliver to Acquireco evidence that each of those agreements listed on Schedule 7.1(g) has been terminated in the manner set forth on such schedule.
               (h) Spreadsheet. The Company shall deliver to Acquireco a spreadsheet (the “Spreadsheet”) signed by the President of the Company and each Shareholder, which shall separately list (i) all Third Party Expenses to be paid out of the Total Consideration, listing each person separately that shall receive a payment of Third Party Expenses at or immediately following Closing, the address (and contact person) for such payment, the amount to be paid to such person, and copies of all invoices regarding such Third Party Expenses owing to such person shall be attached to the Spreadsheet (the “Third Party Payments”); (ii) all Contingent Closing Payments to be paid at or immediately following Closing, listing each person who shall receive a Contingent Closing Payment separately, the address (and contact person) for such payment; wire instructions for such person, the amount to be paid to such person, and a description of the nature of the contingent payment; (iii) the amount of Net Total Consideration; and (iv) for each Shareholder and Prior Shareholder, such Shareholder’s or Prior Shareholders’ address, the number of Company Common Shares held by such Shareholder, the number of Company Common Shares sold by such Prior Shareholder to Gyles Panther, the certificate numbers for the shares currently held by such Shareholder or sold by such Prior Shareholder to Gyles Panther, the date of acquisition of such shares by each Prior Shareholder, the amount of cash to be issued to each Shareholder, the amount of cash paid or owed to such Prior Shareholder for the shares sold to Gyles Panther, the amount of cash to be deposited into the Escrow Fund on behalf of each Shareholder, and such Shareholder’s and Prior Shareholder’s Pro Rata Portion percentage.
               (i) Employment Documents. Each Shareholder who is also a current Employee of the Company will execute and deliver to Acquireco the Employment Documents substantially in the form attached as Exhibit A and a Release and Indemnity of employment-related and other claims in the form attached hereto as Exhibit C. The Company shall make its best efforts to cause each employee of the Company to execute and deliver to Acquireco the Employment Documents substantially in the form attached as Exhibit A and a Release and Indemnity of employment-related and other claims in the form attached hereto as Exhibit C or Exhibit D (as directed by Acquireco).
               (j) Payments by Acquireco; Contingent Closing Payments. Acquireco shall deliver, based on the Spreadsheet delivered by the Company and the Shareholders as described in Section 7.1(h) above, the Total Consideration (converted into Canadian Dollars as set forth in Section 2.3(a)(i) which is C$2,530,500) less the amount of Contingent Closing Payments as follows:

                    (i) An aggregate of C$36,118 shall be paid to the persons entitled to receive the Third Party Payments in accordance with wire or other instructions provided to Acquireco by the Company;
                    (ii) An amount equal to the Escrow Amount (C$253,050) shall be deposited with the Escrow Agent in accordance with wire instructions previously provided to Acquireco; and
                    (iii) An amount equal to the Net Total Consideration minus the Escrow Amount (C$2,040,507.84) will be paid to the Shareholders, or to their designee, in accordance with wire instructions previously provided to Acquireco.
In addition, immediately after the Closing, Acquireco shall cause the Company to pay an aggregate of C$200,824.16 to the persons entitled to receive the Contingent Closing Payments as detailed in the Spreadsheet in accordance with wire or other instructions previously provided to Acquireco by the Company, except that Acquireco shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Section 7.1(j) to any person entitled to receive a Contingent Closing Payment such amounts as may be required to be deducted or withheld therefrom under any provision of Canadian federal, provincial, municipal, local, or non-Canadian tax law or under any other applicable legal requirement; to the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person entitled to receive the Contingent Closing Payment hereunder to whom such amounts would otherwise have been paid;
               (k) Receipts/Releases. Each of the persons receiving a portion of the Total Consideration, other than the Escrow Agent, shall have delivered to Acquireco a receipt relating to such payment, and in the case of a person receiving a Third Party Payment or Contingent Closing Payment, each such person shall have delivered a release to Acquireco in form reasonably satisfactory to Acquireco of the Company’s obligations with respect to such persons relating to such payments have been satisfied in full and releasing the Company and Acquireco from any additional obligation with respect thereto.
ARTICLE VIII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION AND ESCROW
     8.1 Survival of Representations, Warranties, and Covenants. The representations and warranties of the Company and the Shareholders contained in this Agreement or in any certificate or other instruments delivered pursuant to this Agreement, shall survive until the end of the Escrow Period; provided, however, that the representations and warranties contained in Section 3.1 (Organization of the Company), Section 3.2 (Company Capital Structure), Section 3.4 (Authority), and Section 3.12 (Title to Properties; Absence of Liens and Encumbrances; Condition

of Equipment; Customer Information) and Article IV (Representations and Warranties of the Shareholders) shall survive indefinitely; the representations and warranties contained in Section 3.23 (Environmental Matters), and Section 3.31 (Spreadsheet) shall survive for a period of 24 months following the Closing Date; the representations and warranties in Section 3.10 (Tax Matters) relating to Taxes of the Company shall survive until the date that is 90 days after the relevant Governmental Entities are no longer entitled to assess or reassess the Company in respect of the Taxes in question, having regard, without limitation, to:
               (a) any waiver given by the Company in respect of such Taxes; and
               (b) any entitlement of a Governmental Entity to assess or reassess the Company without limitation in the event of fraud or misrepresentation attributable to neglect, carelessness or wilful default, and further provided that any breach of a covenant or representation or warranty resulting from common law fraud shall survive indefinitely (the expiration of the designated period is hereafter referenced as the “Survival Date”). The representations and warranties of Acquireco contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing.
     8.2 Indemnification. The Shareholders hereby agree to indemnify and hold Acquireco and its officers, directors, and affiliates, including the Company (the “Indemnified Parties”), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Company), directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of the Company or any Shareholder contained in this Agreement or in any certificate or other instruments delivered pursuant to this Agreement (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or similar qualification set forth therein), (ii) any failure by the Company or the Shareholders to perform or comply with any covenant applicable to any of them contained in this Agreement, if any, (iii) any inaccuracy in the Spreadsheet, or (iv) the Company Environmental Liabilities.
     8.3 Escrow Arrangements.
               (a) Escrow Fund. By virtue of this Agreement and as security for the indemnity provided for in Section 8.2 hereof, promptly after the Closing, Acquireco will deposit with the Escrow Agent the Escrow Amount without any act of the Shareholders to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein and in the Escrow Agreement, as the case may be. The Escrow Amount shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VIII.
               (b) Deductible Amount. Notwithstanding any provision of this Agreement to the contrary, and except as set forth in the second sentence of this Section 8.3(b), Acquireco may not recover any Losses under Section 8.2(i) unless and until one or more Officer’s Certificates identifying such Losses under Section 8.2(i) in excess of US$25,000 in the aggregate (the “Deductible Amount”) has or have been delivered to the Escrow Agent and the Shareholders as provided in Section 8.3(e) hereof and such Losses are (i) agreed to by the Shareholders, (ii) not subject to an Objection Notice, validly delivered in accordance with the provisions of Section 8.3(f) hereof or (iii) determined to be subject to indemnification pursuant to Section 8.3(g) hereof, in which case Acquireco shall be entitled to recover all Losses so identified in excess of the Deductible Amount. Notwithstanding the foregoing, Acquireco shall be entitled to recover for, and the Deductible Amount shall not apply as a threshold to, any and all claims or payments made with respect to (A) all Losses incurred pursuant to clauses (ii), (iii), or (iv) of Section 8.2 hereof, (B) Losses resulting from any inaccuracy, breach or misrepresentation contained in the representations and warranties set forth in Section 3.2 (Company Capital Structure), Section 3.4 (Authority), Section 3.10 (Tax and Other Returns and Reports), Section 3.23 (Environmental Matters), Section 3.31 (Spreadsheet), or Article IV (Representations and Warranties of the Shareholders), (C) Losses resulting from the failure of any Shareholder to pay Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 8.3(i) hereof, and (D) any amounts payable to Acquireco pursuant to the provisions of Section 8.6 below. For greater certainty, Acquireco shall be certified to recover for, and the Deductible Amount shall not apply as a threshold to, any and all claims for payments in respect of Taxes pursuant to Section 8.2(ii) hereof. For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Acquireco: (1) stating that Acquireco has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.
               (c) Escrow Period; Distribution of Remaining Escrow Funds. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Closing and shall terminate at 5:00 p.m. Eastern Daylight Time, on the date six (6) months following the Closing Date (the “Escrow Period”); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Acquireco, is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent and the Shareholders prior to the Escrow Period termination date. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Shareholders the remaining portion of the Escrow Fund, if any, not required to satisfy such claims. Deliveries of the Escrow Amount out of the Escrow Fund to the Shareholders pursuant to this Section 8.3(c) shall be made in proportion to their respective Pro Rata Portions.
               (d) Protection of Escrow Fund.
                    (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of the Escrow Agreement and not as the property of Acquireco and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VIII and the terms and conditions set out in the Escrow Agreement.
                    (ii) The Escrow Amount shall be held in the Escrow Agent’s trust account with the Canadian Imperial Bank of Commerce pursuant to the terms of the Escrow Agreement.
               (e) Claims for Indemnification.
                    (i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of an Officer’s Certificate, the Escrow Agent shall, subject to the provisions of Section 8.3(f), Section 8.3(g) and Section 8.6 hereof and pursuant to the terms of the Escrow Agreement, deliver to Acquireco, as promptly as practicable, the remaining cash, if any, held in the Escrow Fund equal to such Losses identified in such Officer’s Certificate.
                    (ii) If the Shareholders do not object in writing within the 30-day period after delivery by Acquireco of the Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Shareholders that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate.
               (f) Objections to Claims against the Escrow Fund.
                    (i) At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Shareholders, and for a period of 30 days after such delivery, the Escrow Agent shall make no delivery to Acquireco of any Escrow Amount pursuant to Section 8.3(e) (other than Agreed-Upon Losses) unless the Escrow Agent shall have received written authorization from the Shareholders to make such delivery. After the expiration of such 30-day period, subject to the limitations set forth below, the Escrow Agent shall make delivery of cash from the Escrow Fund equal to the amount of Losses claimed in the Officer’s Certificate, provided that no such payment or delivery may be made if the Shareholders shall object in a written statement to the claim made in the Officer’s Certificate (an “Objection Notice”), and such Objection Notice shall have been delivered to the Escrow Agent prior to the expiration of such 30-day period. Notwithstanding the foregoing, the Shareholders hereby waive the right to object to any claims against the Escrow Fund in respect of any Agreed-Upon Loss. The Shareholders hereby authorize the Escrow Agent to deliver cash from the Escrow Fund equal to the amount of Losses claimed in any Officer’s Certificate in respect of any Agreed-Upon Loss upon receipt of such Officer’s Certificate without regard to the 30-day period set forth in this Section 8.3(f).
                    (ii) Notwithstanding the foregoing, the calculation of Excess Liabilities at the Closing in accordance with the terms of Section 8.6 below shall be conclusive and binding on all parties to this Agreement, and neither Acquireco nor the Shareholders shall have any further right to challenge such calculation of Net Liabilities at Closing, whether pursuant to the terms of this Section 8.3 or otherwise.

               (g) Resolution of Conflicts; Arbitration.
                    (i) In case the Shareholders deliver an Objection Notice in accordance with Section 8.3(f) hereof (other than Agreed-Upon Losses), the Shareholders and Acquireco shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders and Acquireco should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.
                    (ii) If no such agreement can be reached after good faith negotiation and prior to 30 days after delivery of an Objection Notice, either Acquireco or the Shareholders may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Acquireco and the Shareholders. In the event that within 30 days after submission of any dispute to arbitration, Acquireco and the Shareholders cannot mutually agree on one arbitrator, then, within 15 days after the end of such 30-day period, Acquireco and the Shareholders shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If either or both of the Shareholders or Acquireco fails to select an arbitrator during this 15-day period, then the parties agree that the arbitration will be conducted under the Arbitration Act, 1991 (Ontario).
                    (iii) Any such arbitration shall be held in Ontario, Canada. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party and the fees of each arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.

                    (iv) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The foregoing arbitration provision shall apply to any dispute among the Shareholders and an Indemnified Party under this Article VIII hereof, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this Article VIII.
                    (v) This Section 8.3(g) shall not apply to claims against the Escrow Fund made in respect of (A) Agent Interpleader Expenses or Agent Indemnification Expenses, or (B) the payments due Acquireco relating to Excess Liabilities which will instead be resolved pursuant to the procedures in Section 8.6 (each, an “Agreed-Upon Loss”).
               (h) Third-Party Claims. In the event Acquireco becomes aware of a third party claim (other than a claim that is the subject of an Agreed-Upon Loss) (a “Third Party Claim”) which Acquireco reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VIII, Acquireco shall notify the Shareholders of such claim, and the Shareholders shall be entitled, at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. Acquireco shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Shareholders, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Shareholders have consented to any such settlement, the Shareholders shall have no power or authority to object under any provision of this Article VIII to the amount of any Third Party Claim by Acquireco against the Escrow Fund or against the Shareholders directly, as the case may be, with respect to such settlement. Notwithstanding anything in this Agreement to the contrary, this Section 8.3(h) shall not apply to any third party claim that is the subject of an Agreed-Upon Loss. Claims against the Escrow Fund made in respect of any Agreed-Upon Loss shall be resolved in the manner described in Section 8.3(g)(v) above.
               (i) Escrow Agent’s Duties and Indemnification.
     The Escrow Agent shall be obligated only for the performance of such duties and obligations as are specifically set forth in the Escrow Agreement, and specifically in Article 5 thereof.
               (j) Successor Escrow Agents. The appointment of a successor Escrow Agent shall occur pursuant to Article 4 of the Escrow Agreement.
     8.4 Intentionally Omitted.
     8.5 Remedy.
               (a) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any Shareholder (and the Escrow Fund shall not be the exclusive remedy) in respect of Losses arising out of any common law fraud on the part of such Shareholder. The parties further acknowledge that Acquireco shall recover any Losses resulting from any common law fraud by any Shareholder, either from the Escrow Fund or directly from such Shareholders, at Acquireco’s sole election.
               (b) Notwithstanding anything to the contrary set forth in this Agreement, the liability of any Shareholder shall not be limited to the Escrow Fund and the Escrow Fund shall not be the exclusive remedy for any common law fraud committed by the Company prior to the Closing. The parties further acknowledge that Acquireco shall recover any Losses resulting from any common law fraud committed by the Company prior to the Closing, either from the Escrow Fund or directly from such Shareholder, at Acquireco’s sole election (the Shareholder shall be jointly and severally liable for any common law fraud by the Company).
               (c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of the Company or the Shareholders for (i) any breach or inaccuracy of the representations and warranties set forth in Section 3.2 (Company Capital Structure), Section 3.4 (Authority), Section 3.10 (Tax Matters), Section 3.23 (Environmental Matters), Section 3.31 (Spreadsheet), and Article IV (Representations and Warranties of the Shareholders); or (ii) any indemnity obligations arising under clauses (ii), (iii) or (iv) of Section 8.2 above; or (iii) any payments due Acquireco under Section 8.6 below; provided, however, that with regard to any non-common law fraud and non-knowing and intentional breach or inaccuracy the representations and warranties set forth in Section 3.2 (Company Capital Structure), Section 3.4 (Authority), Section 3.10 (Tax Matters), Section 3.23 (Environmental Matters), Section 3.31 (Spreadsheet), and Article IV (Representations and Warranties of the Shareholders), any indemnification obligations arising under clauses (ii), (iii) or (iv) of Section 8.2 above, or any liability for Excess Liabilities under Section 8.6 below, Acquireco shall recover any such Losses first from the Escrow Fund and then directly from the Shareholders (the Shareholders shall be jointly and severally liable for all such liabilities).
     8.6 Adjustment to Consideration.
          Within 60 days following the Closing Date, Acquireco shall determine whether there are any Excess Liabilities or Excess Assets as of the Closing and give the Shareholders notice of such determination. For purposes of this Agreement, the amount by which (i) the Company’s total assets (as defined by and determined in accordance with GAAP) as of the Closing Date minus (ii) the Company’s total liabilities (as defined by and determined in accordance with GAAP) as of the Closing Date is less than or exceeds C$531,700 shall be the “Excess Liabilities” or “Excess Assets,” as the case may be; provided, however, that to the extent not paid prior to or at the Closing, all Third Party Expenses and Contingent Closing Payments shall be considered as liabilities of the Company as of the Closing Date for purposes of the above calculation. If there are any Excess Liabilities, then the amount equal to such Excess Liabilities shall be paid to Acquireco out of the Escrow Fund in accordance with the terms of Section 8.3 hereof. If there are Excess Assets, such amount shall be held by the Escrow Agent in the Escrow Fund and disbursed after the Escrow Period in accordance with Section 8.3(c).

ARTICLE IX
GENERAL PROVISIONS
     9.1 Notices. Any request, communication, or other notice required or permitted hereunder shall be in writing and shall be deemed to have been duly given if sent by facsimile or delivered by recognized overnight or international courier service or personal delivery (as the situation may require) at the respective address or facsimile number of the party receiving notice as set forth below. Any party hereto may by notice so given change its address or facsimile number for future notice hereunder. All such notices and other communications hereunder shall be deemed given (a) upon confirmation of delivery, if sent by facsimile and (b) upon delivery, if sent by recognized overnight or international courier service or personal delivery:

(i)	if to Acquireco, to:

c/o PCTEL, Inc.
471 Brighton Drive
Bloomingdale, IL 60108
U.S.A.
Attention: General Counsel
Telephone: 630-372-6800
Facsimile: 630-372-6851

(ii)	if to the Company, to:

Wi-Sys Communications, Inc.
31B Richardson Side Road
Ottawa, ON K2K 0A1
Canada
Attention: President
Telephone: 613-254-7386
Facsimile: 613-254-7388

(iii)	if to the Shareholders, to the address of the Shareholders set forth on Schedule 3.2(a).
     9.2 Interpretation.
               (a) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.
               (b) The word “agreement” when used herein shall be deemed in each case to mean any contract, commitment, or other agreement, whether oral or written, that is legally binding.

               (c) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
               (d) For purposes of this Agreement, (i) references to the “knowledge” of the Company refer to the actual knowledge of Gyles Panther, Linda Panther, Robert Dumont, and David Edwards; and (ii) references to the “knowledge” of a Shareholder refer to the actual knowledge of such Shareholder; provided, however, that in the case of either (i) or (ii) of the foregoing, such persons shall have made reasonable investigation and inquiry of those employees, consultants, advisors, and other representatives who have or could reasonably be expected to have knowledge of such fact or matter.
               (e) For purposes of this Agreement, the term “person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm, or other enterprise, association, organization, entity, or Governmental Entity.
     9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     9.4 Entire Agreement; No Third Party Beneficiaries; Assignment. Other than the Confidentiality Agreement, this Agreement, the schedules and exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof, supersede all prior agreements and understandings (including the Letter of Intent dated October 30, 2008), both written and oral, among the parties with respect to the subject matter hereof, and no party shall be liable by any warranties or representations except as set forth herein or as expressly contemplated hereby; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that, subsequent to the Closing, Acquireco may assign its rights and delegate its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     9.5 Rights Reservation. Notwithstanding anything to the contrary set forth in this Agreement, the representations and warranties made by the Company and the Shareholders under this Agreement or in any certificate or other instruments delivered pursuant to this Agreement, and any obligation of the Company and the Shareholders to indemnify the Indemnified Parties for breaches thereof under Section 8.2 above, will not be affected by any investigation of Acquireco or by Acquireco’s knowledge that any such representation or warranty is or may be untrue or inaccurate. Furthermore and without limiting the foregoing, any waiver of the rights of Acquireco under this Agreement must be express and in writing.

     9.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     9.7 Other Remedies. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
     9.8 Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Ontario, Canada, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the laws of Canada for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue, and such process.
          9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
          9.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of Canada having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
          9.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, OR ENFORCEMENT HEREOF.

          9.12 Amendment; Waivers. This Agreement may be amended and enforcement of any provision hereof may be waived by Acquireco and the Shareholders hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.
* * * * *

     IN WITNESS WHEREOF, Acquireco, the Company, each of the Shareholders, and PCTEL, Inc. have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

WI-SYS COMMUNICATIONS INC.

By: Printed Name:	/s/ Gyles Panther Gyles Panther
Title:	President, Chief Technology Officer

7098081 CANADA INC.

By:	/s/ John Schoen
Name:	John Schoen
Title:	Director

SHAREHOLDERS:

Gyles Panther:	/s/ Gyles Panther	Witnessed by:	/s/ P Thomas Taggart
		Printed Name:	P Thomas Taggart

Linda Panther:	/s/ Linda Panther	Witnessed by:	/s/ D.E. Gordon Cudney
		Printed Name:	D.E. Gordon Cudney

Acknowledged and Accepted by:

PCTEL, INC.

By:	/s/ Martin H. Singer
Name:	Martin H. Singer
Title:	Chief Executive Officer